                                 SCHEDULE 14A
                                (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box: [_]

[_] Preliminary proxy statement           [_] Confidential, for use of the
                                              Commission Only as permitted by
                                              Rule 14a-6(e)(2)

[X] Definitive proxy statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                             Coldwater Creek Inc.
               (Name of Registrant as Specified In Its Charter)


   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1)  Title of each class of securities to which transaction applies:

  (2)  Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

  (4)  Proposed maximum aggregate value of transaction:

  (5)  Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

  (1)  Amount previously paid:

  (2)  Form, Schedule or Registration Statement No.:

  (3)  Filing party:

  (4)  Date filed:

                           [LOGO OF COLDWATER CREEK]

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           To Be Held July 15, 2000

To our Stockholders:

  You are cordially invited to attend the Annual Meeting of Stockholders of COLDWATER CREEK INC. (the "Company") which will be held at the Company's corporate headquarters in Sandpoint, Idaho, at 1:00 p.m. Pacific Daylight Savings Time on July 15, 2000 for the following purposes:

  1.  To elect to the Board two directors;

  2. To approve an amendment to the Company's 1996 Stock Option/Stock Issuance Plan (the "1996 Plan") for a 100,000-share increase in the number of shares of Common Stock authorized for issuance under the 1996 Plan;

  3. To consider and vote upon a proposal to ratify the selection of Arthur Andersen LLP as independent public accountants for the Company for the fiscal year ending March 3, 2001; and

  4. To act upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

  These matters are more fully described in the Proxy Statement accompanying this Notice.

  The Board of Directors has fixed the close of business on May 26, 2000 as the record date for determining those stockholders who will be entitled to vote at the meeting. The stock transfer books will not be closed between the record date and the date of the meeting.

  Representation of at least a majority of the shares of Common Stock of Coldwater Creek Inc. entitled to vote, whether present in person or represented by proxy, is required to constitute a quorum. Accordingly, it is important that your shares be represented at the meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE. Your proxy may be revoked at any time prior to the time it is voted.

  Please read the proxy material carefully. Your vote is important and the Company appreciates your cooperation in considering and acting on the matters presented.

                                                  Very truly yours,

                                                  Dennis C. Pence

                                                  /s/ Dennis C. Pence

                                                  Chairman of the Board of
                                                   Directors,
                                                  President, Chief Executive
                                                   Officer
                                                  and Secretary

Sandpoint, Idaho
May 26, 2000

              ONE COLDWATER CREEK DRIVE . SANDPOINT, IDAHO 83864

              Stockholders Should Read the Entire Proxy Statement
                  Carefully Prior to Returning Their Proxies

                                PROXY STATEMENT
                                      FOR
                       ANNUAL MEETING OF STOCKHOLDERS OF
                             COLDWATER CREEK INC.

                           To Be Held July 15, 2000

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of COLDWATER CREEK INC. ("Coldwater Creek" or the "Company") of proxies to be voted at the Annual Meeting of Stockholders which will be held at 1:00 p.m. Pacific Daylight Savings Time on July 15, 2000 at the Company's corporate headquarters in Sandpoint, Idaho 83864 or at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and the proxy card were first mailed to stockholders on or about June 1, 2000.

                        VOTING RIGHTS AND SOLICITATION

  The close of business on May 26, 2000 was the record date for stockholders entitled to notice of and to vote at the Annual Meeting. As of that date, 10,371,620 shares of the Company's common stock, $.01 par value per share (the "Common Stock"), were issued and outstanding. All of the shares of the Company's Common Stock outstanding on the record date are entitled to vote at the Annual Meeting, and stockholders of record entitled to vote at the Annual Meeting will have one (1) vote for each share so held on the matters to be voted upon.

  Shares of the Company's Common Stock represented by proxies in the accompanying form which are properly executed and returned to Coldwater Creek will be voted at the Annual Meeting of Stockholders in accordance with the stockholders' instructions contained therein. In the absence of contrary instructions, shares represented by such proxies will be voted FOR the election of the directors as described herein under "Proposal 1--Election of Directors", FOR the amendment to the 1996 Stock Option/Stock Issuance Plan, as described herein under "Proposal 2--Amendment to 1996 Stock Option/Stock Issuance Plan" and FOR ratification of the selection of accountants as described herein under "Proposal 3--Ratification of Selection of Independent Public Accountants." Management does not know of any matters to be presented at this Annual Meeting other than those set forth in this Proxy Statement and in the Notice accompanying this Proxy Statement. If other matters should properly come before the meeting, the proxy holders will vote on such matters in accordance with their best judgment. Any stockholder has the right to revoke his or her proxy at any time before it is voted by (i) delivering to the Company at its principal executive office at One Coldwater Creek Drive, Sandpoint, Idaho 83864, Attention: Chief Financial Officer, a written notice of revocation or duly executed proxy bearing a later date, or (ii) attending the meeting and voting in person. Election of directors by stockholders shall be determined by a majority of the votes cast by the stockholders entitled to vote at the election present in person or represented by proxy. Abstentions and broker non-votes are each included in the determination of the number of shares present for quorum purposes. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

  The entire cost of soliciting proxies will be borne by Coldwater Creek. Proxies will be solicited principally through the use of the mails, but, if deemed desirable, may be solicited personally or by telephone, telegraph or special letter by officers and regular Coldwater Creek employees for no additional compensation. Arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to the beneficial owners of the Company's Common Stock, and such persons may be reimbursed for their expenses.

                             STOCKHOLDER PROPOSALS

  Stockholder proposals intended to be considered at the 2001 Annual Meeting of Stockholders must be received by Coldwater Creek no later than February 4, 2001. The proposal must be mailed to the Company's principal executive offices, One Coldwater Creek Drive, Sandpoint, Idaho 83864, Attention: Dennis Pence, Secretary. Such proposals may be included in next year's proxy statement if they comply with certain rules and regulations promulgated by the United States Securities and Exchange Commission. In addition, the proxy solicited by the Board of Directors for the 2000 Annual Meeting will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless the Company receives notice of such proposal not later than April 27, 2000.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

  The members of the Board of Directors of Coldwater Creek are classified into three classes, one of which is elected at each Annual Meeting of Stockholders to hold office for a three-year term and until successors of such class have been elected and qualified. The nominees for the Board of Directors are set forth below. The proxy holders intend to vote all proxies received by them in the accompanying form for the nominees for director listed below. In the event that any other director is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them for any nominee listed below. As of the date of this Proxy Statement, the Board of Directors is not aware that any nominee is unable or will decline to serve as a director.

  The Company's Board of Directors recommends that stockholders vote FOR the nominees listed below.

Nominees to Board of Directors

                                                            Class and Year
                                                   Director in Which Term
 Name                    Principal Occupation       Since    Will Expire   Age
 ----                    --------------------      -------- -------------- ---
 Dennis C. Pence..... President, Chief Executive     1988     Class III     50
                       Officer, Secretary and                    2003
                       Chairman of the Board of
                       Directors of Coldwater
                       Creek Inc.
 Robert H. McCall.... President, McCall and          1994     Class III     54
                       Landwehr, P.A.                            2003
                       (Accounting Firm)

  Dennis Pence co-founded the Company in 1984, and has served as President and Chief Executive Officer of the Company since its incorporation in 1988. Mr. Pence has also served as a Director on the Board of Directors of the Company since its incorporation. Since July 1999, Mr. Pence has served as Chairman of the Board of Directors of the Company. Prior thereto, Mr. Pence served as Vice-Chairman of the Board of Directors of the Company. In April 1999, Mr. Pence was also appointed as President of the Company's then newly formed Internet Commerce Division. Since July 1998, Mr. Pence has also served as Secretary to the Company. Prior to co-founding Coldwater Creek, Mr. Pence was employed by Sony Corp. of America from 1975 to 1983, where his final position was National Marketing Manager, Consumer Video Products.

  Robert H. McCall, a Certified Public Accountant, has served as a Director on the Board of Directors of the Company since 1994. Since February 1995, Mr. McCall has also served as a member and Chairman of the Company's Audit Committee and as a member of the Compensation Committee. Since 1981, Mr. McCall has been President of McCall & Landwehr, P.A., an accounting firm based in Hayden Lake, Idaho.

Directors Not Standing for Election

  The members of the Board of Directors who are not standing for election at this year's Annual Meeting are set forth below.

                                                                 Class and Year
                                                      Director   in Which Term
           Name             Principal Occupation        Since     Will Expire   Age
           ----             --------------------     ----------- -------------- ---
 James R. Alexander...... Independent Catalog           2000        Class II     57
                           Consultant                (previously      2001
                                                     1994--1998)
 Michelle Collins........ Managing Director of          1997        Class II     40
                           Svoboda, Collins L.L.C.                    2001
                           (Investment Banking
                           Firm)
 Duncan Highsmith........ President and Chief           1999        Class II     51
                           Executive Officer of                       2001
                           Highsmith Inc. (Direct
                           Marketer)
 Ann Pence............... Creative Director and         1988        Class I      50
                           Vice-Chairman of the                       2002
                           Board of Directors of
                           Coldwater Creek Inc.
 Curt Hecker............. President and Chief           1995        Class I      39
                           Executive Officer,                         2002
                           Panhandle State Bank

  James R. Alexander has served as a Director on the Board of Directors of the Company since March 2000. Mr. Alexander previously served as a Director on the Board of Directors of the Company and as Chairman of the Compensation Committee from 1994 to 1998 before having to decline to stand for re-election due to other professional obligations. Mr. Alexander has been an independent catalog consultant for the past 20 years, serving a variety of mail order retailers of apparel, gifts and home decor.

  Michelle Collins has served as a Director on the Board of Directors of the Company, as well as a member of the Compensation Committee, since September 1997. In July 1998, Ms. Collins became Chairman of the Compensation Committee. Since January 1998, Ms. Collins has served as Managing Director of Svoboda, Collins L.L.C. Previously thereto, Ms. Collins was a principal in the corporate finance department of William Blair & Company, L.L.C., overseeing the firm's specialty retail sector. During the Company's initial public offering of common shares in January 1997, Ms. Collins represented William Blair & Company as co-underwriter. Ms Collins, joined William Blair & Company, L.L.C. as an associate in 1986 after obtaining a Masters in Business Administration from the Harvard Business School. Ms. Collins also serves as a director on the boards of directors of CDW Computer Centers, Inc. and McWhorter Technologies Inc.

  Duncan Highsmith has served as a Director on the Board of Directors of the Company since May 1999. Since 1987, Mr. Highsmith has served as President and Chief Executive Officer of Highsmith Inc., an international direct marketer of various products to schools and libraries. Mr. Highsmith also serves as a director on the boards of directors of a number of privately held companies, including Highsmith Inc.

  Ann Pence co-founded the Company in 1984, and has served as its Creative Director since that time. Mrs. Pence has also served as a Director on the Board of Directors of the Company since its incorporation in 1988. Since July 1999, Mrs. Pence has served as Vice-Chairman of the Board of Directors of the Company. Prior thereto, Mrs. Pence served as Chairman of the Board of Directors of the Company. Prior to co-founding Coldwater Creek, Mrs. Pence had an eleven year career in retail advertising, and was employed by Macy's California from 1974 to 1982 where her final position was Copy Director.

  Curt Hecker has served as a Director on the Board of Directors of the Company, as well as a member of the Audit Committee, since August 1995. Since August 1995, his principal occupation has been President and Chief Executive Officer of Panhandle State Bank in Sandpoint, Idaho.

                         BOARD MEETINGS AND COMMITTEES

  The Board of Directors of the Company held a total of six meetings during fiscal 1999. Each director attended 100% of the meetings.

  The Company's Board of Directors has an Executive Committee, an Audit Committee and a Compensation Committee. The Executive Committee was established by the Board of Directors effective May 20, 2000, and as such, did not exist during fiscal 1999. The Audit Committee held a total of four meetings during fiscal 1999 for which there was 100% attendance by its members. The Compensation Committee held a total of six meetings during fiscal 1999 for which there was 100% attendance by its members.

  The Executive Committee is empowered to act in general for the full Board of Directors in intervals between meetings of the Board of Directors with the exception of certain matters that by law may not be delegated. The Executive Committee meets, as necessary, and all actions by the Executive Committee are reported at the next Board of Directors meeting. The actions taken by the Executive Committee are binding and do not require ratification by the Board of Directors to be legally effective. The Executive Committee is currently composed of Dennis C. Pence (Chairman), Robert H. McCall and Michelle Collins.

  The Audit Committee is responsible for recommending to the Board of Directors the appointment of independent public accountants, reviewing and approving the scope of audit activities of the auditors, reviewing accounting practices and controls, performing independent director duties and reviewing audit results. The Audit Committee is currently composed of Robert H. McCall (Chairman) and Curt Hecker.

  The Compensation Committee is responsible for reviewing and establishing the compensation structure for the Company's officers and directors, including salary rates, participation in incentive compensation and benefit plans and other forms of compensation, and administering the Company's Employees Stock Purchase Plan and 1996 Stock Option/Stock Issuance Plan. The Compensation Committee is currently composed of Michelle Collins (Chairman), Robert H. McCall and Duncan Highsmith.

                             DIRECTOR REMUNERATION

  From January 1, 1998 through July 9, 1999, non-employee directors received an annual retainer fee of $15,000. Effective July 10, 1999, this annual retainer fee was increased to $18,000. In addition, effective January 1, 1998, each non-employee director receives a fee of $1,500 for each Board of

Directors meeting attended. Effective January 1, 1998, any non-employee director who serves as a committee chairman receives an annual retainer in the amount of $2,000, and any non-employee director who serves as a committee member receives an annual retainer of $1,500. Effective July 10, 1999, the annual retainer fee for non-employee committee chairman increased to $3,000. In addition, effective January 1, 1998, each non-employee committee member receives a fee of $1,000 for each committee meeting attended. Directors are also reimbursed for certain expenses in connection with attendance at Board of Directors and committee meetings.

  Under the Automatic Option Grant Program of the Company's 1996 Stock Option/Stock Issuance Plan, each individual who first joins the Board of Directors as a non-employee director will receive, at the time of his or her initial election or appointment, an option to purchase 13,376 shares of Common Stock at an exercise price per share equal to the fair market value per share of the Company's Common Stock on the option grant date. On the date of each annual stockholders meeting, each non-employee director who has served for at least six months and continues to serve at that meeting receives an automatic option grant for an additional 1,672 shares of Common Stock at an exercise price per share equal to the fair market value per share of such stock on the option grant date. For more detailed information regarding the terms and conditions of options granted under the Automatic Option Grant Program, see Proposal 2--Amendment to the 1996 Stock Option/Stock Issuance Plan--Automatic Option Grant Program.

  Each option granted under the Automatic Option Grant Program has a maximum term of ten (10) years measured from the option grant date, subject to earlier termination at the end of the two (2) year period measured from the date of the optionee's cessation of service on the Company's Board of Directors. Each option is immediately exercisable for all the option shares. However, any shares purchased under the option are subject to repurchase by the Company, at the option exercise price paid per share, upon the optionee's cessation of Board service prior to vesting in those shares. The shares subject to each initial 13,376-share automatic option grant vest in a series of three
(3) successive equal annual installments upon the optionee's completion of each year of Board service over the three (3)-year period measured from the option grant date. The shares subject to each annual 1,672-share grant vest upon the optionee's completion of one (1) year of Board service measured from the option grant date. Should the optionee cease to serve as a Board member, the optionee generally has until the earlier of (i) the two (2)-year period following such cessation of service or (ii) the expiration date of the option term in which to exercise the option for the number of shares that are vested at the time of such individual's cessation of Board service.

  The shares subject to each automatic option grant will immediately vest in full upon (i) the optionee's death or permanent disability while a Board member, (ii) an acquisition of the Company by merger or asset sale, (iii) the successful completion of a tender offer for more than fifty percent (50%) of the Company's outstanding voting stock or (iv) a change in the majority of the Board effected through one or more contested elections for Board membership.

  On May 22, 1999, pursuant to the Automatic Option Grant Program of the 1996 Stock Option/Stock Issuance Plan, Mr. Highsmith was granted an option to purchase 13,376 shares of the Company's Common Stock at an exercise price of $14.56. On July 10, 1999, pursuant to the Automatic Option Grant Program of the 1996 Stock Option/Stock Issuance Plan, Messrs. McCall, Hecker and Collins were each granted an option to purchase 1,672 shares of the Company's Common Stock at an exercise price of $19.50 per share. On March 25, 2000, pursuant to the Discretionary Option Grant Program of the 1996 Stock Option/Stock Issuance Plan, Mr. Alexander was granted an option to purchase 9,000 shares of the Company's Common Stock at an exercise price of $17.75.

                       SECURITY OWNERSHIP OF MANAGEMENT

  The following table sets forth information regarding the beneficial ownership of the Company's Common Stock as of April 30, 2000 by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each director and nominee for director, (iii) each officer listed in the Summary Compensation Table of the section of this Proxy Statement entitled "Executive Compensation" and (iv) all current directors and executive officers as a group. All shares are subject to the named person's sole voting and investment power except where otherwise indicated.

                                                                  Percentage
                                                       Shares     of Shares
                                                    Beneficially Beneficially
   Name and Address of Beneficial Owner               Owned(1)      Owned
   ------------------------------------             ------------ ------------
   Dennis Pence(2)(3)..............................  3,245,174      30.66%
    c/o Coldwater Creek Inc.
    One Coldwater Creek Drive
    Sandpoint, Idaho 83864


   Ann Pence(2)(4).................................  3,245,174      30.66%
    c/o Coldwater Creek Inc.
    One Coldwater Creek Drive
    Sandpoint, Idaho 83864


   Robert H. McCall(5).............................     19,725           *
    c/o Coldwater Creek Inc.
    One Coldwater Creek Drive
    Sandpoint, Idaho 83864


   Curt Hecker(5)..................................     23,207           *
    c/o Coldwater Creek Inc.
    One Coldwater Creek Drive
    Sandpoint, Idaho 83864


   Michelle Collins(6).............................     16,720           *
    c/o Coldwater Creek Inc.
    One Coldwater Creek Drive
    Sandpoint, Idaho 83864


   Duncan Highsmith(7).............................     13,376           *
    c/o Coldwater Creek Inc.
    One Coldwater Creek Drive
    Sandpoint, Idaho 83864


   James R. Alexander(8)...........................     11,092           *
    c/o Coldwater Creek Inc.
    One Coldwater Creek Drive
    Sandpoint, Idaho 83864


   Georgia Shonk-Simmons(9)........................     12,500           *
    c/o Coldwater Creek Inc.
    One Coldwater Creek Drive
    Sandpoint, Idaho 83864


   Tom Scott(10)...................................     21,200           *
    c/o Coldwater Creek Inc.
    One Coldwater Creek Drive
    Sandpoint, Idaho 83864


   Donald Robson(11)...............................    103,817           *
    c/o Coldwater Creek Inc.
    One Coldwater Creek Drive
    Sandpoint, Idaho 83864


   All Directors and Executive Officers as a group
    (10 persons)(12)...............................  6,711,985      63.42%

--------
  *   Less than one (1) percent

 (1) Percentage of ownership includes 10,371,620 actual shares of Common Stock outstanding on April 30, 2000. Shares of Common Stock subject to stock options which are currently exercisable or will become exercisable within 60 days after April 30, 2000 are deemed outstanding for computing the percentage of the person or group holding such options, but are not deemed outstanding for computing the percentage of any other person or group.

 (2)  Dennis and Ann Pence are husband and wife.

 (3) Includes 86,087 shares of Coldwater Creek Common Stock held by the Dennis C. Pence Lead Annuity Trust. Excludes 156,356 shares of Coldwater Creek Common Stock held by the Aspenwood Supporting Foundation, which were previously contributed by either Dennis C. Pence or the Dennis C. Pence Lead Annuity Trust, to which Mr. Pence disclaims any beneficial ownership.

 (4) Includes 86,087 shares of Coldwater Creek Common Stock held by the Elizabeth Ann Pence Lead Annuity Trust. Excludes 156,356 shares of Coldwater Creek Common Stock held by the Aspenwood Supporting Foundation, which were previously contributed by either Ann Pence or the Elizabeth Ann Pence Lead Annuity Trust, to which Mrs. Pence disclaims any beneficial ownership.

 (5) Includes 18,392 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after April 30, 2000.

 (6) Includes 16,720 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after April 30, 2000.

 (7) Includes 13,376 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after April 30, 2000.

 (8) Includes 10,672 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after April 30, 2000.

 (9) Includes 11,500 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after April 30, 2000.

(10) Includes 20,000 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after April 30, 2000.

(11) Includes 102,317 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after April 30, 2000.

(12) Includes 211,369 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after April 30, 2000.

                            EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

  The following table sets forth certain information concerning compensation earned by the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers for the fiscal years ended February 26, 2000, February 27, 1999 and February 28, 1998. The persons named in the table are hereinafter referred to as the "Named Executive Officers."

                          Summary Compensation Table

                                                                    Long Term
                                  Annual Compensation              Compensation
                         ----------------------------------------  ------------
                                                                    Securities
                                                     Other Annual   Underlying   All Other
        Name and         Fiscal  Salary   Bonus      Compensation    Options    Compensation
  Principal Positions     Year     ($)     ($)           ($)           (#)         ($)(1)
  -------------------    ------ -------- --------    ------------  ------------ ------------
Dennis Pence ...........  1999  $265,000 $153,330          --            --        $5,208
 President, Chief         1998   265,000  117,130          --            --         3,900
 Executive                1997   242,481  110,400          --            --         7,800
 Officer, Secretary and
 Chairman of the Board

Ann Pence...............  1999   265,000  153,330          --            --         5,208
 Vice Chairman of the     1998   265,000  117,130          --            --         3,900
 Board and Creative       1997   242,481  110,400          --            --         7,800
 Director

Georgia Shonk-Simmons...  1999   294,673  106,800      $62,500(2)     95,000        5,460
 Chief Merchant and       1998   185,096  131,925(3)    16,000(5)     30,000          --
 President of Catalog &   1997       --       --           --            --           --
 Retail Sales Division

Tom Scott...............  1999   228,177  101,800(4)    41,667(2)        --           --
 Senior Vice President,   1998   183,600   75,092          --         20,000          --
 Chief Operations         1997    29,658   50,000(6)    32,000(5)     30,000          --
 Officer and
 Chief Information
 Officer

Donald Robson...........  1999   217,942  109,840(4)    41,667(2)        --         3,692
 Senior Vice President,   1998   190,000   64,592(4)       --         10,000        3,644
 Chief Financial Officer  1997   171,654   58,650          --            --         9,750
 and Treasurer

--------
(1) Represents matching contributions made by the Company to the Named Executive Officers accounts under the Company's 401(k) Plan.

(2) Represents fiscal 1999 compensation expense recognized by the Company for the Named Executive Officer under its incentive compensation bonus program, which amounts will be payable in September 2001 should both the Named Executive Officer and the Company meet certain specified performance criteria. See "Certain Relationships and Related
     Transactions" for further details.

(3) Includes a signing bonus of $75,000 awarded in connection with the Named Executive Officer's acceptance of employment with the Company.

(4) Includes $13,440 and $12,152 of imputed interest for fiscal 1999 and 1998, respectively, on an outstanding key executive loan to Mr. Robson and includes $1,000 of imputed interest for fiscal 1999 on an outstanding key executive loan to Mr. Scott. See "Certain Relationships and Related Transactions" for further details.

(5) Represents relocation allowances awarded in connection with the Named Executive Officer's acceptance of employment with the Company.

(6) Includes a signing bonus of $50,000 awarded in connection with the Named Executive Officer's acceptance of employment with the Company.

Stock Options

  The following table contains information concerning stock options granted to the Named Executive Officers during the fiscal year ended February 26, 2000. All grants were made under the Company's 1996 Stock Option/Stock Issuance Plan.

                    Options/SAR Grants in Last Fiscal Year

                                                    Individual Grants
                         ---------------------------------------------------------------------------
                          Number of        % of Total
                          Securities      Options/SARS   Exercise   Market
                          Underlying       Granted to     or Base  Price On                Grant
                         Options/SARS     Employees in     Price    Date of  Expiration Date Present
          Name            Granted (#)    Fiscal Year (%) ($/Sh)(1) Grant ($)    Date    Value ($)(2)
          ----           ------------    --------------- --------- --------- ---------- ------------
Dennis Pence............       --              --            --        --          --          --
Ann Pence...............       --              --            --        --          --          --
Georgia Shonk-Simmons...    20,000(3)(4)       7.4%       $11.50    $11.50    03/31/09    $146,590
                            75,000(3)(4)      27.9%       $17.25    $17.25    01/31/10     801,803
Tom Scott...............       --              --            --        --          --          --
Donald Robson...........       --              --            --        --          --          --

--------
(1) The exercise price may be paid in cash or in shares of the Company's Common Stock valued at fair market value on the exercise date. Alternatively, the option may be exercised through a cashless exercise procedure pursuant to which the optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to the Company, out of the sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes. The Compensation Committee may also assist an optionee in the exercise of an option by
     (i) authorizing a loan from the Company in a principal amount not to exceed the aggregate exercise price plus any tax liability incurred in connection with the exercise or (ii) permitting the optionee to pay the option price in installments over a period of years upon terms established by the Compensation Committee.

(2) The Company used the Black-Scholes model of option valuation to determine grant date present value. The Company does not advocate or necessarily agree that the Black-Scholes model can properly determine the value of an option. The actual value that an executive officer realizes, if any, depends on the market value of the Company's common stock at a future date and may be more or less than the amount calculated above. Estimated values under the Black-Scholes model are based on (i) an expected life of four years; (ii) an interest rate that represents the interest rate on a similar maturity zero coupon, U.S. Treasury Strip; (iii) volatility calculated using daily stock prices for the Company since its January 1997 initial public offering through the respective grant date; and (iv) a zero future dividend yield.

(3) The option becomes exercisable for 20% of the shares upon the optionee's completion of each of the five years of service measured from the grant date.

(4) The option will become exercisable on an accelerated basis upon liquidation or dissolution of the Company or a merger or consolidation in which there is a change in ownership of securities possessing more than 50% of the total combined voting power of the Company's outstanding securities, unless the option is assumed by the surviving entity. In addition, the Compensation Committee of the Board of Directors may accelerate the vesting of the option in the event the optionee's service is involuntarily terminated within twelve months following such transaction. In addition, the Compensation Committee may provide for accelerated vesting in the event the optionee's service is involuntarily terminated within twelve months following either (i) a change in the composition of the Board of Directors over a period of three years or less such that those individuals serving as Board members at the beginning of the period cease to represent a majority of the Board or
     (ii) a change of ownership of securities possessing more than 50% of the total combined voting power of the Company's outstanding securities pursuant to a hostile tender offer.

Option Exercises and Holdings

  No options were exercised by the Named Executive Officers during the fiscal year ended February 26, 2000. The following table provides information with respect to the Named Executive Officers concerning unexercised options held as of February 26, 2000.

                       Fiscal Year-End Option Values (1)

                               Number of Securities      Value of Unexercised
                              Underlying Unexercised    In-the-Money Options at
                               Options at FY-End (#)         FY-End ($)(1)
                             ------------------------- -------------------------
Name                         Exercisable Unexercisable Exercisable Unexercisable
----                         ----------- ------------- ----------- -------------
Dennis Pence................        --           --            --           --
Ann Pence...................        --           --            --           --
Georgia Shonk-Simmons.......   7,500.00   117,500.00   $ 49,687.50  $394,687.50
Tom Scott...................  19,000.00    31,000.00     33,125.00    99,375.00
Donald Robson...............  77,238.75    33,079.25    919,488.70   355,079.57

--------
(1) Based upon the market price of $18.6250 per share on February 26, 2000, determined on the basis of the closing selling price per share of the Company's Common Stock on the Nasdaq National Market on that date, less the option exercise price payable per share.

Compensation Committee Report on Executive Compensation

  The Compensation Committee of the Board of Directors (the "Committee") has been composed of three non-employee directors: Michelle Collins, Robert H. McCall and Duncan Highsmith. During the fiscal year ended February 26, 2000, the Committee met six times. The Committee is responsible for determining the salaries and bonuses of the executive officers of the Company, including the Chief Executive Officer ("CEO"). The Compensation Committee also has the sole and exclusive authority to grant options to the Company's executive officers under the 1996 Stock Option/Stock Issuance Plan.

  The policies of the Committee with respect to executive officers, including the CEO, are to provide compensation sufficient to attract, motivate and retain executives of outstanding ability and potential and to establish an appropriate relationship between executive compensation and the creation of shareholder value. To meet these goals, the Committee has adopted a mix among the compensation elements of salary, bonus, deferred compensation and stock options.

  The Committee determines the base salaries for executive officers based upon a review of salary surveys of similar companies performed for the Committee. The Committee may further adjust the salaries of such executive officers based upon the Company's financial performance during the previous year and upon each officer's performance against the objectives established for his or her area of responsibility in the previous year.

  Under the Company's executive bonus plan, executive officers may receive a certain percentage of their base salary in bonus payments, based on the Committee's subjective evaluation of the individual's performance. Further, the Committee seeks to balance the desire for immediate earnings and the longer term goal of enhancing shareholder value.

  In September of 1999, as an additional incentive to retain key executives, the Board of Directors authorized a compensation bonus pool of up to $1.6 million. The portion of the compensation bonus pool designated to each key executive, including executive officers, will be payable in lump sum on September 25, 2001 provided that certain specified performance criteria over a 24 month period have been met by both the key executive and the Company as a whole. The Company is accruing the related compensation expense to each key employee on a straight-line basis over the period based on the current expectation that the specified performance criteria will be met by both the key employee and the Company as a whole. See "Certain Relationships and Related Transactions" for further details.

  In awarding stock options, the Committee considers a number of factors, including such executive officer's responsibilities and relative position in the Company, individual performance of such officer, any changes in such officer's responsibility and position, such officer's equity interest in the Company in the form of stock and options held by such individual, the extent to which existing stock options remain unvested and the total number of stock options to be awarded.

Compensation of Chief Executive Officer

  The Committee uses the same procedures described above for the other executive officers in setting the annual salary and bonus for Dennis Pence, the Company's CEO. The CEO's salary is determined based on factors such as the Company's achievement of corporate goals and comparisons with similar retail companies as described above. The CEO's bonus is dependent upon the Company achieving such and the Committee's subjective evaluation of the CEO's performance. The Compensation Committee maintained Mr. Pence's base salary for the fiscal year ended February 26, 2000 at the preceding fiscal year's level as it was deemed to still be at a competitive level when compared with base salary levels in effect for similarly situated chief executive officers. Mr. Pence received a bonus for the fiscal year ended February 26, 2000 in recognition of his development of the Company's e-commerce business, retail growth strategy and executive management team, including directing their strategic, operational and financial goals, in addition to the successful completion of the Company's East Coast Operations Center. Mr. and Mrs. Pence to date have waived all rights to receive stock options.

Compliance with Internal Revenue Code Section 162(m).

  Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1 million per covered officer in any fiscal year. The limitation applies only to compensation which is not considered to be performance-based. Non-performance based compensation paid to the Company's executive officers for the fiscal year ended February 26, 2000 did not exceed the $1 million limit per officer, and the Compensation Committee does not anticipate that the non-performance based compensation to be paid to the Company's executive officers for the fiscal year ending March 3, 2001 will exceed that limit. The Company's 1996 Stock Option/Stock Issuance Plan has been structured so that any compensation deemed paid in connection with the exercise of option grants made under that plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation which will not be subject to the $1 million limitation. Because it is unlikely that the cash compensation payable to any of the Company's executive officers in the foreseeable future will approach the $1 million limit, the Compensation Committee has decided at this time not to take any action to limit or restructure the elements of cash compensation payable to the Company's executive officers. The Compensation Committee will reconsider this decision should the individual cash compensation of any executive officer ever approach the $1 million level.

  It is the opinion of the Compensation Committee that the executive compensation policies and plans provide the necessary total remuneration program to properly align the Company's performance and the interests of the Company's stockholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short- and long-term.

                 FROM THE MEMBERS OF THE COMPENSATION COMMITTEE

                                Michelle Collins
                                Robert H. McCall
                                Duncan Highsmith

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  As noted above, the Company's compensation committee has consisted of Michelle Collins, Robert H. McCall and Duncan Highsmith. The Compensation Committee met six times during fiscal 1999. No current executive officer of the Company has ever served as a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

                               PERFORMANCE GRAPH

  The following performance graph shows the percentage change in cumulative total return to a holder of the Company's Common Stock (NASDAQ:CWTR), assuming dividend reinvestment, compared with the cumulative total return, assuming dividend reinvestment, of the Nasdaq Composite Index, new peer group and old peer group indicated below, during the period from February 3, 1997 through April 30, 2000.

                        [PERFORMANCE GRAPH APPEARS HERE]

              2/3/97 6/30/97 12/31/97 6/30/98 12/31/98 6/30/99 12/31/99 4/30/00
              ------ ------- -------- ------- -------- ------- -------- -------
 Coldwater
  Creek, Inc.  $100    $173     $225    $183    $ 91     $130     $136    $167

 New Peer
  Group        $100    $130     $146    $192    $202     $252     $233    $247

 Old Peer
  Group        $100    $120     $130    $163    $190     $222     $249    $265

 Nasdaq
  Composite
  Index        $100    $104     $114    $137    $161     $198     $299    $284


  * $100 invested on February 3, 1997 in stock or index including reinvestment of dividends.

  In connection with the Company's fiscal 1999 change to a multi-channel sales structure, which is described in detail within the Company's recently filed Form 10-K for the fiscal year ended February 26, 2000, the Company revised its comparative peer group as follows:

New Peer Group:  Lands' End, Inc. (NASDAQ:LE)           Old Peer Group: Lands' End, Inc. (NASDAQ:LE)
                 Nordstrom, Inc. (NASDAQ:JWN)                           Williams Sonoma, Inc. (NASDAQ: WSM)
                 The J. Jill Group, Inc. (NASDAQ: JILL)                 The J. Jill Group, Inc. (NASDAQ: JILL)
                 Intimate Brands, Inc. (NASDAQ:IBI)                     Lillian Vernon Corp. (NASDAQ: LVC)
                 Ann Taylor Stores Corp. (NASDAQ:ANN)                   Spiegel, Inc. (NASDAQ: SPGLA)
                 Talbots, Inc. (NASDAQ:TLB)

  Notwithstanding anything to the contrary set forth in any of the Company's previous filings made under the Securities Act of 1933, as amended, or the Exchange Act of 1934, as amended, that might incorporate future filings made by the Company under those statutes, neither the preceding Performance Graph nor the Compensation Committee Report is to be incorporated by reference into any such prior filings, nor shall such graph or report be incorporated by reference into any future filings made by the Company under those statutes.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Effective June 30, 1997, the Company established an Executive Loan Program under which the Company may make, at its sole discretion and with prior approvals from the Chief Executive Officer and the Board of Directors' Compensation Committee, secured long-term loans to key executives other than Mr. And Mrs. Pence. Each loan is secured by the executive's personal net assets, inclusive of all vested stock options in the Company, bears interest at three percent per annum, and becomes due and payable on the earlier of (i) the date ten days before the date on which the vested stock options serving as partial security expire or (ii) ninety days from the date on which the executive's employment with the Company terminates for any reason. At February 26, 2000, the Company had $1,453,000 in outstanding loans to thirteen key executives. Loans to Named Executive Officers in excess of $60,000 are as follows: Tom Scott, Chief Operating Officer--$200,000; Donald Robson, Senior Vice President and Chief Financial Officer--$293,675. If material, compensation expense is recognized by the Company for the difference between the stated interest rate and the prevailing prime rate.

  Effective September 25, 1999, the Board of Directors' Compensation Committee authorized an incentive compensation bonus pool of up to $1.6 million as an additional incentive to retain twelve key executives. The portion of the compensation bonus pool designated to each key executive will be payable in lump sum on September 25, 2001 provided that certain specified performance criteria over a 24 month period have been met by both the key executive and the Company as a whole. Bonus pool designations to Named Executive Officers are as follows: Georgia Shonk-Simmons--$300,000; Tom Scott--$200,000 and Donald Robson--$200,000.

  The Company's principal shareholders, Dennis and Ann Pence, personally participate in a jet timeshare program. Mr. and Mrs. Pence have not assessed the Company for any portion of the costs incurred by them in connection with the capital equipment component of the program. Mr. and Mrs. Pence are reimbursed by the Company for the hourly usage charges and a pro rata share of monthly maintenance fees incurred by them under the program in connection with flights by them and other corporate executives exclusively for official corporate business. These reimbursements totalled $578,868 during the fiscal year ended February 26, 2000. In addition to providing for a more efficient utilization of executive time, the Company has independently verified that the above reimbursements constituted a significant savings as compared to the costs which would have been incurred had the Company chartered comparable aircraft.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten-percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file.

  Based solely upon review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that there was compliance for fiscal year 1999 with all
Section 16(a) filing requirements applicable to the Company's officers, directors and greater than ten-percent beneficial owners except for one non-timely filed Form 4 for Robert H. McCall.

                                 ANNUAL REPORT

  The Annual Report of the Company for the fiscal year ended February 26, 2000 has been mailed concurrently with the mailing of the Notice of Annual Meeting and Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy soliciting material. In compliance with Rule 14a-3 promulgated under the Securities Exchange Act of 1934, the Company hereby undertakes to provide without charge to each person upon written request, a copy of the Company's Annual Report on Form 10-K, including the financial statements and financial schedules thereto. Requests for such copies should be directed to Coldwater Creek Inc., One Coldwater Creek Drive, Sandpoint, Idaho 83864, Attention: Investor Relations Officer. Copies of the Company's various SEC reports, including its Annual Report on Form 10-K, are available for immediate retrieval from the SEC's web site (www.sec.gov).

                                  PROPOSAL 2

            AMENDMENT TO THE 1996 STOCK ISSUANCE/ STOCK OPTION PLAN

  The Company's stockholders are being asked to approve an amendment to the Company's 1996 Stock Option/Stock Issuance Plan (the "1996 Plan") that will increase the maximum number of shares of Common Stock authorized for issuance over the term of the 1996 Plan from 1,461,847 shares to 1,561,847 shares. The proposed share increase will assure that a sufficient reserve of Common Stock is available under the 1996 Plan to attract and retain the services of key individuals essential to the Company's long-term growth and success.

  The 1996 Plan became effective upon adoption by the Board on March 4, 1996 (the "Effective Date"), and was subsequently approved by the stockholders. On May 20, 2000, the Board adopted the amendment to the 1996 Plan that is the subject of this Proposal.

  The following is a summary of the principal features of the 1996 Plan, assuming the proposed amendment is approved by the stockholders. However, the summary does not purport to be a complete description of all the provisions of the 1996 Plan. Any stockholder of the Company who wishes to obtain a copy of the actual plan document may do so upon written request to the Corporate Secretary at the Company's principal executive offices in Sandpoint, Idaho.

Equity Incentive Programs

  The 1996 Plan contains three (3) separate equity incentive programs: (i) a Discretionary Option Grant Program, (ii) an Automatic Option Grant Program, and (iii) a Stock Issuance Program. The principal features of these programs are described below. The 1996 Plan (other than the Automatic Option Grant Program) is administered by the Compensation Committee of the Board. The Compensation Committee acting in such administrative capacity (the "Plan Administrator") has complete discretion (subject to the provisions of the 1996
Plan) to authorize option grants and direct stock issuances under the 1996 Plan. The Board may appoint a Secondary Committee of one or more Board members, including employee directors, to authorize option grants and direct stock issuances to eligible persons other than executive officers and Board members subject to the short-swing liability provisions of the federal securities laws. All grants under the Automatic Option Grant Program are to be made in strict compliance with the provisions of that program, and no administrative discretion will be exercised by the Plan Administrator with respect to the grants made under such program.

Share Reserve

  A total of 1,561,847 shares of Common Stock has been reserved for issuance over the term of the 1996 Plan, assuming stockholder approval of the 100,000-share increase which is the subject of this Proposal. In no event may any one participant in the 1996 Plan be granted stock options and direct stock issuances for more than 250,793 shares in the aggregate per calendar year under the 1996 Plan.

  In the event any change is made to the outstanding shares of Common Stock by reason of any recapitalization, stock dividend, stock split, combination of shares, exchange of shares or other change in corporate structure effected without the Company's receipt of consideration, appropriate adjustments will be made to (i) the maximum number and class of securities issuable under the 1996 Plan, (ii) the maximum number and class of securities for which any one participant may be granted stock options and direct stock issuances under the 1996 Plan per calendar year, (iii) the number and class of securities for which option grants will subsequently be made under the Automatic Option Grant Program to each eligible non-employee Board member, and (iv) the number and class of securities and the exercise price per share in effect under each outstanding option.

  Should an option expire or terminate for any reason prior to exercise in full or be cancelled in accordance with the provisions of the 1996 Plan, the shares subject to the portion of the option not so exercised or cancelled will be available for subsequent issuance under the 1996 Plan.

Eligibility

  Officers and other key employees who render services which contribute to the management, growth and financial success of the Company or its subsidiary corporation, non-employee members of the Board and consultants and other independent advisors in the service of the Company or its subsidiary corporation will be eligible to participate in the Discretionary Option Grant and Stock Issuance Programs. Non-employee members of the Board will also be eligible to participate in the Automatic Option Grant Program.

  As of May 26, 2000, five executive officers, five non-employee Board members and approximately 380 other employees were eligible to participate in the Discretionary Option Grant and Stock Issuance Programs, and the non-employee Board members were also eligible to participate in the Automatic Option Grant Program.

Valuation

  The fair market value per share of Common Stock on any relevant date under the 1996 Plan will be the closing selling price per share on that date on the Nasdaq National Market. On May 26, 2000, the closing selling price per share was $22.875.

                      Discretionary Option Grant Program

  Options granted under the Discretionary Option Grant Program will have an exercise price per share not less than the fair market value per share of Common Stock on the option grant date if the options are incentive options or an exercise price of not less than eighty-five percent (85%) per share on the option grant date if the options are non-statutory options. No granted option will have a term in excess of ten (10) years. The options will generally become exercisable in a series of installments over the optionee's period of service with the Company.

  Upon cessation of service, the optionee will have a limited period of time in which to exercise his or her outstanding options for any shares for which the option is exercisable at the time of optionee's termination of service. The Plan Administrator will have complete discretion to extend the period following the optionee's cessation of service during which his or her outstanding options may be exercised and/or to accelerate the exercisability or vesting of such options in whole or in part. Such discretion may be exercised at any time while the options remain outstanding, whether before or after the optionee's actual cessation of service.

  The shares of Common Stock acquired upon the exercise of one or more options may be unvested and subject to repurchase by the Company, at the original exercise price paid per share, if the optionee ceases service with the Company prior to vesting in those shares. The Plan Administrator will have complete discretion to establish the vesting schedule to be in effect for any such unvested shares and, in certain circumstances, may cancel the Company's outstanding repurchase rights with respect to those shares and thereby accelerate the vesting of those shares.

  The Plan Administrator will also have the authority to effect the cancellation of outstanding options under the Discretionary Option Grant Program and to issue replacement options with an exercise price based on the fair market price of Common Stock at the time of the new grant.

                        Automatic Option Grant Program

  Under the Automatic Option Grant Program, each individual who was serving as a non-employee Board member on January 28, 1997 was granted at that time a non-statutory option to purchase 13,376 shares of Common Stock, provided such individual had not previously been in the employ of the Company or its subsidiary corporation. Each individual who first becomes a non-employee Board member after January 28, 1997, whether through election by the stockholders or appointment by the Board, will automatically be granted, at the time of such initial election or appointment, a non-statutory option to purchase 13,376 shares of Common Stock, provided such individual has not previously been in the employ of the Company or its subsidiary corporation. In addition, on the date of each Annual Meeting, each individual who is to continue to serve as a non-employee Board member, whether or not that individual is standing for re-election to the Board at that particular Annual Meeting, will automatically be granted a non-statutory option to purchase 1,672 shares of the Company's Common Stock, provided such individual has served as a non-employee Board member for at least six (6) months. There will be no limit on the number of shares for which any one non-employee Board member may be granted options over his or her period of Board service.

  Each 13,376-share or 1,672-share option granted under the Automatic Option Grant Program will have an exercise price per share equal to one hundred percent (100%) of the fair market value per share of Common Stock on the option grant date and a maximum term of ten (10) years measured from the grant date, subject to earlier termination at the end of the two (2) year period measured from the date of the optionee's cessation of Board service. Each 13,376-share or 1,672-share option will be immediately exercisable for all the option shares. However, any shares purchased under the option will be subject to repurchase by the Company, at the option exercise price paid per share, upon the optionee's cessation of Board service prior to vesting in those shares. The shares subject to each initial 13,376-share automatic option grant will vest in a series of three (3) successive equal annual installments upon the optionee's completion of each year of Board service over the three
(3)-year period measured from the grant date. The shares subject to each annual 1,672-share grant will vest upon the optionee's completion of one (1) year of Board service measured from the grant date. Should the optionee cease to serve as a Board member, the optionee will generally have until the earlier of (i) the two (2) year period following such cessation of service or (ii) the expiration date of the option term in which to exercise the option for the number of shares that are vested at the time of such individual's cessation of Board service.

  The shares subject to each automatic option grant will immediately vest in full upon (i) the optionee's death or permanent disability while a Board member, (ii) an acquisition of the Company by merger or asset sale, (iii) the successful completion of a tender offer for more than fifty percent (50%) of the Company's outstanding voting stock or (iv) a change in the majority of the Board effected through one or more contested elections for Board membership.

                            Stock Issuance Program

  Shares may be sold under the Stock Issuance Program at a price per share not less than the fair market value on the issuance date, payable in such valid consideration as the Plan Administrator deems appropriate. Shares may also be issued solely as a bonus for past services.

  The issued shares may either be immediately vested upon issuance or subject to a vesting schedule tied to the performance of service or the attainment of performance goals. The Plan Administrator will, however, have the discretionary authority at any time to accelerate the vesting of any and all unvested shares outstanding under the 1996 Plan.

                              General Provisions

Acceleration

  In the event that the Company is acquired by merger or asset sale, each outstanding option under the Discretionary Option Grant Program which is not to be assumed by the successor corporation will automatically accelerate in full, and all unvested shares under the Discretionary Option Grant and Stock Issuance Programs will immediately vest, except to the extent the Company's repurchase rights with respect to those shares are to be assigned to the successor corporation. In connection with an acquisition of the Company in which shares do not vest or a change in control (whether by successful tender offer for more than fifty percent (50%) of the outstanding voting stock or a change in the majority of the Board by one or more contested elections for Board membership), any unvested shares may, in the Plan Administrator's discretion, be subject to full and immediate vesting, in the event the individual's service with the successor entity is subsequently terminated within twelve (12) months following the acquisition or change in control.

  The acceleration of vesting upon a change in the ownership of the Company may be seen as an anti-takeover provision and may have the effect of discouraging a merger proposal, a takeover attempt or other efforts to gain control of the Company.

Financial Assistance

  The Plan Administrator may institute a loan program to assist one or more participants in financing the exercise of outstanding options or the purchase of shares under the Discretionary Option Grant and Stock Issuance Programs. In addition, the Plan Administrator may permit one or more such participants to pay the exercise or purchase price in installments over a period of years. The Plan Administrator will have complete discretion to determine the terms of any such financial assistance. However, any such financing will be full-recourse and interest bearing. In addition, the maximum amount of financing provided any individual may not exceed the cash consideration payable for the issued shares plus all applicable taxes.

Stock Awards

  The table below shows, as to each of the Company's executive officers named in the Summary Compensation Table and the various indicated individuals and groups, the number of shares of Common Stock subject to options granted under the 1996 Plan between February 28, 1999 and February 26, 2000, together with the weighted average exercise price payable per share.

                              Option Transactions

                                            Options Granted   Weighted Average
                   Name                    (Number of Shares)  Exercise Price
                   ----                    -----------------  ----------------
Dennis Pence..............................          --                --
 President, Chief Executive Officer,
  Secretary
 and Chairman of the Board
Ann Pence.................................          --                --
 Vice-Chairman of the Board and Creative
  Director
Georgia Shonk-Simmons.....................       95,000            $16.04
 Chief Merchant and President of Catalog &
  Retail
 Sales Division
Tom Scott.................................          --                --
 Senior Vice President, Chief Operations
  Officer and
 Chief Information Officer
Donald Robson.............................          --                --
 Senior Vice President, Chief Financial
  Officer, and Treasurer
All executive officers as a group (5
 persons).................................       95,000             16.04
All current non-employee directors as a
 group (4 persons)........................       18,392             15.91
All employees, including current officers
 who are not executive officers, as a
 group (100 persons)......................      155,400             17.38

  As of May 26, 2000, options covering 1,101,151 shares of Common Stock were outstanding under the 1996 Plan, 198,344 shares remained available for future option grant, and 262,352 shares have been issued under the 1996 Plan in connection with option exercises.

Amendment and Termination

  The Board may amend or modify the 1996 Plan in any or all respects whatsoever, subject to any stockholder approval required under applicable law or regulation. The Board may terminate the 1996 Plan at any time, and the 1996 Plan will in all events terminate on March 3, 2006.

                        Federal Income Tax Consequences

Option Grants

  Options granted under the 1996 Plan may be either incentive stock options which satisfy the requirements of Section 422 of the Internal Revenue Code or non-statutory options which are not intended to meet such requirements. The Federal income tax treatment for the two types of options differs as follows:

  Incentive Options. No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised. The optionee will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of a taxable disposition. For Federal tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made after the optionee has held the shares for more than two (2) years after the option grant date and more than one (1) year after the exercise date. If either of these two (2) holding periods is not satisfied, then a disqualifying disposition will result.

  Upon a qualifying disposition, the optionee will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for the shares. If there is a disqualifying disposition of the shares, then the excess of (i) the fair market value of those shares on the exercise date over (ii) the exercise price paid for the shares will be taxable as ordinary income to the optionee. Any additional gain or loss recognized upon the disposition will be recognized as a capital gain or loss by the optionee.

  If the optionee makes a disqualifying disposition of the purchased shares, then the Company will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the excess of (i) the fair market value of such shares on the option exercise date over (ii) the exercise price paid for the shares. In no other instance will the Company be allowed a deduction with respect to the optionee's disposition of the purchased shares.

  Non-Statutory Options. No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

  If the shares acquired upon exercise of the non-statutory option are unvested and subject to repurchase by the Company in the event of the optionee's termination of service prior to vesting in those shares, then the optionee will not recognize any taxable income at the time of exercise but will have to report as ordinary income, as and when the Company's repurchase right lapses, an amount equal to the excess of (i) the fair market value of the shares on the date the repurchase right lapses over (ii) the exercise price paid for the shares. The optionee may, however, elect under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year of exercise of the option an amount equal to the excess of (i) the fair market value of the purchased shares on the exercise date over (ii) the exercise price paid for such shares. If the Section 83(b) election is made, the optionee will not recognize any additional income as and when the repurchase right lapses.

  The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for the taxable year of the Company in which such ordinary income is recognized by the optionee.

Direct Stock Issuances

  The tax principles applicable to direct stock issuances under the 1996 Plan will be substantially the same as those summarized above for the exercise of non-statutory option grants.

Deductibility of Executive Compensation

  The Company anticipates that any compensation deemed paid by it in connection with disqualifying dispositions of incentive stock option shares or exercises of non-statutory options will qualify as performance-based compensation for purposes of Internal Revenue Code Section 162(m) and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers of the Company. Accordingly, all compensation deemed paid with respect to those options will remain deductible by the Company without limitation under Internal Revenue Code Section 162(m).

                             Accounting Treatment

  Option grants and stock issuances with exercise or issue prices less than the fair market value of the shares on the grant date or issue date will result in a direct compensation expense to the Company's earnings equal to the difference between the exercise price or issue price and the fair market value of the shares on the grant or issue date. Such expense will be recognized by the Company over the period that the option shares or issued shares are to vest. Under the current accounting principles in effect for equity incentive programs such as the 1996 Plan, option grants or stock issuances under the 1996 Plan at 100% of fair market value will not result in any charge to the Company's earnings, but the Company must disclose in pro forma note disclosures to the Company's financial statements, the impact the option grants would have upon the Company's reported earnings were the fair value of those options at the time of grant treated as compensation expense. Whether or not granted at a discount, the number of outstanding options may be a factor in determining the Company's earnings per share on a diluted basis.

                                  PROPOSAL 3

          RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

  The firm of Arthur Andersen LLP has served as independent public accountants for the Company since fiscal 1993. The Board of Directors has appointed Arthur Andersen LLP to serve in the same capacity for the current fiscal year and is asking stockholders to ratify the selection of Arthur Andersen LLP by the Board of Directors as independent public accountants. The affirmative vote of a majority of the shares presented and voting at the meeting is required to ratify the selection of Arthur Andersen LLP. In the event that stockholders fail to ratify the selection of Arthur Andersen LLP, the Board of Directors would reconsider such selection.

  A representative of Arthur Andersen LLP is expected to attend the Annual Meeting. The representative will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions of the stockholders.

  The Company's Board of Directors recommends that stockholders vote FOR the ratification of the selection of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending March 3, 2001.

                                 OTHER MATTERS

  Management does not know of any matters to be presented at this Annual Meeting other than those set forth herein and in the Notice accompanying this Proxy Statement. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy.

  It is important that your shares be represented at the meeting, regardless of the number of shares which you hold. YOU ARE, THEREFORE, URGED TO EXECUTE PROMPTLY AND RETURN THE ACCOMPANYING PROXY IN THE ENVELOPE WHICH HAS BEEN ENCLOSED FOR YOUR CONVENIENCE. Stockholders who are present at the meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

                                          By Order of the Board of Directors,

                                          /s/ Dennis C. Pence

                                          Dennis C. Pence
                                          Chairman of the Board of Directors,
                                           President,
                                          Chief Executive Officer and
                                           Secretary

May 26, 2000
Sandpoint, Idaho

                             COLDWATER CREEK INC.

                                  PROXY FOR
                        ANNUAL MEETING OF STOCKHOLDERS
                                 JULY 15, 2000

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held on July 15, 2000 and the Proxy Statement and appoints Dennis C. Pence and Donald A. Robson, and each or either of them, as Proxies of the undersigned, with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of Common Stock of Coldwater Creek Inc. (the "Company") which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Stockholders of the Company to be held July 15, 2000 at 1:00 p.m. local time and at any adjournment or postponement thereof.

         (Continued and to be marked, dated and signed on other side)

--------------------------------------------------------------------------------
                           . FOLD AND DETACH HERE .

                                                               Please mark
                                                               your votes    [X]
                                                               as indicated


The Board of Directors recommends a vote FOR proposals Nos. 1, 2 and 3. This Proxy, when properly executed, will be voted as specified hereon. This Proxy will be voted FOR proposals Nos. 1, 2 and 3 if no specification is made.

                                                                      WITHHOLD
                                                         FOR          AUTHORITY

1.   Election of Directors:  Dennis C. Pence and
                             Robert H. McCall


                                                   FOR      AGAINST      ABSTAIN

2.   To approve the amendment to the 1996 Stock
     Option Plan/Stock Issuance Plan.

3.   To ratify the appointment of Arthur
     Andersen LLP as independent auditors of
     the Company for the fiscal year ending
     March 3, 2001.


                           ________
                                   |
                                   |
                                   |    Please sign exactly as your name(s) is
                                   |    (are) shown on the share certificate to
                                   |    which the Proxy applies. When shares are
                                        held by joint tenants both should sign.
                                        When signing as an attorney, executor,
                                        administrator, trustee, or guardian,
                                        please give full title as such. If a
                                        corporation, please sign in full
                                        corporate name by President or other
                                        authorized officer. If a partnership,
                                        please sign in partnership name by
                                        authorized person.



Signature:                                                Date:
          ----------------------------------------------       -----------------
                  PLEASE COMPLETE, SIGN AND DATE THIS PROXY
                 AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE

--------------------------------------------------------------------------------
                           . FOLD AND DETACH HERE .